Diguang International Announces Results for the Third Quarter Ended September 30, 2009

SHENZHEN, China, November 16, 2009 -- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG) (“Diguang” or the “Company”) today announced financial results for the third quarter ended September 30, 2009.

“In the third quarter, we saw improvement in order volume as the worldwide economy and market demand continued to recover.  Revenue approached year ago levels and rose 32% from the second quarter of 2009.  More importantly, gross margin improved due to our cost control efforts. We maintained our sales,  research and development activities in support of our strategy to keep abreast with long-term market trends,” said Mr. Song Yi, the President and Chief Executive Officer of Diguang.

“Our product mix demonstrates the popularity of our new, value-added product lines. Sales of liquid crystal modules (LCM) nearly doubled to $3.7 million, two thirds of which were sold to new customers. This was offset by a decline in LED BLUs due to the loss of two mid size LED customers during the quarter. We continue cooperating with large Taiwan TFT manufacturers to assemble LCD modules with our backlights for TV manufacturers in China. As LED penetration gains further momentum in the LCD TV and notebook sectors, we are confident we are strategically positioned to capitalize on long term growth,' continued Mr. Song.

”We believe the worst period for the industry is over and we are well positioned to benefit from the recovery in demand.  As global and domestic TV and monitor makers aggressively push products with LED backlights, we anticipate high demand for our LED BLUs, TVs and  monitors.  As we continue to streamline our operations, we are optimistic that our financial performance will further improve in the fourth quarter of 2009 and into 2010,” added Mr. Song.

Highlights for the three months Ended September 30, 2009

Net revenue totaled approximately $13.5 million for the three months ended September 30, 2009, a slight decline of 1.1%, compared to $13.6 million for the three months ended September 30, 2008.  On a sequential basis revenue increased 31.8% from $10.2 million in the second quarter of 2009 as a result of economic recovery driving overall market demand.

Gross profit for the three months ended September 30, 2009 totaled $0.9 million, or 7.0% of net sales, compared with gross profit of $0.9 million, or 6.5% of net sales, for the same period of 2008. The increase in gross margin was largely attributable to the Company’s ability to control and efficiently manage labor costs. Labor costs accounted for 7% of total net revenue for the third quarter of 2009, compared with 12% for the same period in 2008. On a sequential basis, gross margin increased 3.1 percentage points during the third quarter from 3.9% in the second quarter of 2009.  During the quarter, the Company recorded a net inventory provision of $412,000, or 3.3% of the cost of sales.

Operating expenses totaled approximately $2.2 million for the third quarter of 2009, up 3.3% from $2.1 million in the third quarter of 2008.  As a percentage of net revenue, third-quarter 2009 total operating expenses amounted to 16.2%, compared to third-quarter 2008 operating expenses at 15.6% of net revenue.  This was largely attributable to increase in selling and R&D expenses which outpaced the decline in general and administrative expenses.

Third-quarter selling expenses increased by 48% year over year to $0.7 million due to product promotions and new market development. In support of new product initiatives, research and development expenses increased by approximately 41% to $0.5 million. General and administrative expenses declined 23% year over year to $1.0 million as a result of increased cost control and efficiency measures employed by management.

The Company's net loss attributable to common shares during the three months ended September 30, 2009 was $1.2 million, down from net loss attributable to common shares of $1.3 million for the three months ended September 30, 2008.

The loss per basic and diluted share was ($0.06) for the three months ended September 30, 2009, unchanged from loss per basic and diluted share for the three months ended September 30, 2008.

Excluding non-cash items, net loss for the third quarter of fiscal 2009 on a non-GAAP basis would have been $0.5 million, or ($0.02) per basic and diluted share.  Excluding non-cash items, net loss for the third quarter of 2008 on a non-GAAP basis would have been $0.5 million, or ($0.02) per basic and diluted share.  Please see the reconciliation table below.

Reconciliation of GAAP Net Income and Earnings per Share to Non-GAAP Net Income and Earnings per Share

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2009	2008	2009

GAAP net income (loss)	(728,103)	(4,513,752)	(1,221,572)	(1,283,093)
Non-cash items:
Non controlling interest	269,932	(248,609)	79,981	(65,543)
Depreciation	1,417,240	1,219,618	452,261	362,126
Inventory provision	55,884	568,265	563	411,651
Loss on disposal of assets	0	30,487	0	10,308
Share-based compensation	427,378	301,480	144,126	101,300
Deferred tax assets	0	28,485	0	0
Non GAAP net income (loss)	1,442,331	(2,614,026)	(544,641)	(463,251)

GAAP net income (loss)	(0.04)	(0.19)	(0.06)	(0.06)
Non-cash items:
Non controlling interest	0.01	(0.01)	0.00	(0.00)
Depreciation	0.06	0.06	0.02	0.02
Inventory provision	0.00	0.03	0.00	0.02
Loss on disposal of assets	0.00	0.00	0.00	0.00
Share-based compensation	0.02	0.01	0.01	0.00
Deferred tax assets	0.00	0.00	0.00	0.00
Non GAAP net income (loss)	0.06	(0.12)	(0.02)	(0.02)
Weighted average shares outstanding - basic and diluted	22,245,762	22,072,000	22,137,326	22,072,000

Nine Months Results Ended September 30, 2009

Total revenue for the first nine months of 2009 was approximately $29.7 million, down 36.5% from the first nine months of 2008. Gross profit for the first nine months of 2009 was $2.0 million, down 65.6% from gross profit of $5.7 million in the comparable period a year ago. Gross margin was 6.6% for the first nine months of 2009, down from 12.2% for the same period in 2008. The Company recorded an operating loss of $4.4 million, compared with operating loss of $ 0.3 million in the first nine months of 2008. Net loss attributable to common shares for the first nine months of 2009 was $4.3 million, compared with net loss attributable to common shares of $1.0 million in the first nine months of 2008. Basic and diluted loss per share were ($0.19) for the first nine months of 2009 compared to ($0.04) in the first nine months of 2008.

Excluding non-cash items, net loss for the first nine months of 2009 on a non-GAAP basis would have been $2.6 million, or ($0.12) per share. Excluding non-cash items, net income for the first nine months of 2008 on a non-GAAP basis would have been $1.4 million, or $0.06 per share. Please see the reconciliation table above.

Financial Condition

As of September 30, 2009, Diguang had $9.4 million in cash and cash equivalents, $4.3 million in restricted cash and approximately $4.9 million in working capital. As of September 30, 2009, shareholders' equity was $20.7 million.

Recent Events

On October 15, 2009, Diguang announced that the Company will hold its annual meeting of stockholders on Wednesday, November 25, 2009 in Shenzhen for stockholders of record as of the close of business on October 9, 2009.

On October 28, 2009, Diguang announced in a press release that the Company will participate in the upcoming Hong Kong International Lighting Fair from October 27-30, 2009 at the Hong Kong Convention and Exhibition Centre.

On November 13, 2009, Diguang announced that the Company will participate in the upcoming China Hi-Tech Fair from November 16-21, 2009 at the Shenzhen Convention & Exhibition Center.

Business Outlook
Diguang maintains a positive industry outlook, and anticipates the strongest growth drivers over the next two years to be LED TVs, and general lighting products.  In addition to strong marketing campaigns by manufacturers, the Chinese government is promoting these energy efficient applications. According to research from Bank of America Merrill Lynch (BofA ML), worldwide shipments of LED TVs are expect to grow at a compound annual growth rate of more than 200% over the next two years, reaching 44 million units in 2011. In the same report, BofA ML notes that the worldwide market penetration of general LED lighting is expected to grow from its current level of 4% to more than 10% by 2010 or 2011.

Manufacturers continue to transition to mid and large sized LED products from CCFL due to their energy efficient and environmentally friendly characteristics.  As a result, Diguang anticipates a significant increase in sales orders for large sized LED BLUs and while sales small and mid sized LED BLUs will remain stable. To support future market expansion and demand growth, Diguang plans to break ground at its new facility in Shenzhen by the end of 2009 and commence production in the third quarter of 2010.

“We are excited about the growing adoption of LEDs in LCD TVs and notebooks. In particular, large sized LED TVs offer the most growth potential as all of the major TV manufacturers have now introduced LED TVs, and the price gap between LED  and LCD TVs of similar size has narrowed from 60% in the first half of 2009 to 8%,” commented Mr. Song. ‘We are already supplying our 32’’ LED BLUs and plan to develop 42’’ and 52’’ in 2010. We are confident that our years of experience, technological expertise, and established industry relationships provide us a strong competitive advantage to effectively capitalize on the growing market opportunity.”

Use of Non-GAAP Financial Measures

To supplement Diguang’s condensed consolidated financial statements presented on a GAAP basis, Diguang is providing certain income statement information that is not calculated according to GAAP, non-GAAP net income and non-GAAP basic and diluted earnings per share.  Diguang believes that its non-GAAP disclosures are useful in evaluating its operating results as this information supplies the user with another view of the matching of costs and expenses by excluding the impact of non-cash expenses such as depreciation, share based compensation, inventory provisions, loss on the disposal of assets and deferred tax assets.  A reconciliation of the adjustments to GAAP results for the three and nine month periods ended September 30, 2009 and September 30, 2008 is included above.  The non-GAAP information presented is supplemental and is not purported to be a substitute for information prepared in accordance with GAAP.

Teleconference and Webcast Information

Management will conduct a conference call and webcast to discuss financial results for the fiscal 2009 third quarter, ended September 30, 2009 of its 2009 fiscal year. The conference call will take place at 9:00 a.m. Eastern Time on Tuesday November 17, 2009. Anyone interested in participating should call +1-888-419-5570 if calling from within the United States, or +1-617-896-9871 if calling internationally; the passcode is 450 817 31.

There will be a replay available until December 1, 2009. To listen to the playback, please call +1-888-286-8010 if calling within the United States, or +1-617-801-6888 if calling internationally.  Please use passcode 104 261 45 for the replay.

About Diguang International Development Co., Ltd.

Through its subsidiaries, Diguang develops and produces CCFL and LED backlights for a wide range of TFT-LCD products. A backlight is the typical light source of a liquid crystal display (LCD), with applications spanning televisions, computer monitors, cellular phones, digital cameras, DVDs and other home appliances. Leveraging its LED expertise, the Company also creates and markets energy-saving technologies and solutions for rapidly growing markets such as LED backlight monitors and LED general lighting. For more information, contact CCG Investor Relations directly or go to Diguang's website at http://www.diguangintl.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:
Viola Tse
Diguang International Development   Co., Ltd.
Tel: +1-626-593-5486

Investor Relations Contact:
Ed Job, Partner
CCG Investor Relations
Tel: +1-646-213-1914
Web: http://www.ccgirasia.com/

(financial tables follow)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(In U.S. Dollars)

	December 31,	September 30,
	2008	2009
ASSETS	(Adjusted)	(Unaudited)
Current assets:
Cash and cash equivalents	$15,024,363	$9,447,864
Restricted cash	-	4,340,769
Accounts receivable, net of allowance for doubtful accounts $655,893 and $655,671	9,944,208	13,238,497
Inventories, net of provision $2,081,334 and $2,649,290	7,285,860	9,668,601
Other receivables, net of provision $101,020 and $100,002	535,493	424,701
VAT recoverable	112,842	369,811
Advance to suppliers	602,017	973,688
Deferred tax asset	28,485	-
Total current assets	33,533,268	38,463,931

Investment, net of impairment $779,302 and $779,302	720,698	720,698
Property, plants and equipment, net	19,369,200	17,983,687

Total assets	$53,623,166	$57,168,316

LIABILITIES AND EQUITY
Current liabilities:
Bank loans	$4,397,215	$13,143,314
Accounts payable	15,643,476	15,687,458
Advance from customers	561,282	549,832
Accruals and other payables	2,337,800	2,238,520
Accrued payroll and related expense	626,277	660,845
Income tax payable	401,260	383,759
Amount due to related parties	674,548	-
Amount due to stockholders	1,005,480	935,853
Total current liabilities	25,647,338	33,599,581

Research funding advanced	644,925	644,575

Total liabilities	26,292,263	34,244,156

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION, continued
(In U.S. Dollars)

	December 31,	September 30,
	2008	2009
	(Adjusted)	(Unaudited)
Equity:
Common stock, par value $0.001 per share, 50 million shares authorized, 22,593,000 and 22,593,000 shares issued, 22,072,000 and 22,072,000 shares outstanding	22,593	22,593
Additional paid-in capital	20,600,460	20,901,940
Treasury stock at cost	(674,455)	(674,455)
Appropriated earnings	802,408	795,740
Accumulated deficit	(443,829)	(4,702,304)
Translation adjustment	4,503,022	4,309,975
Total shareholders’ equity	24,810,199	20,653,489
Non-controlling interest	2,520,704	2,270,671
Total equity	27,330,903	22,924,160

Total liabilities and equity	$53,623,166	$57,168,316

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In U.S. Dollars)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2009	2008	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Revenues, net	$46,696,057	$29,659,356	$13,599,288	$13,456,366
Cost of sales	40,994,317	27,699,850	12,718,211	12,518,206

Gross profit	5,701,740	1,959,506	881,077	938,160

Selling expense	1,264,818	1,653,102	481,837	714,206
Research and development costs	978,377	1,486,377	326,774	460,946
General and administrative expenses	3,766,713	3,185,343	1,305,495	997,932
Loss on disposing assets	-	30,487	-	10,308

Loss from operations	(308,168)	(4,395,803)	(1,233,029)	(1,245,232)

Interest income (expense), net	(170,604)	(285,759)	(48,150)	(126,251)
Investment income (loss)	66,052	800	36,873	-
Other income (expense)	(189,730)	197,937	23,619	87,744

Loss before income tax	(602,450)	(4,482,825)	(1,220,687)	(1,283,739)

Income tax provision	125,653)	30,927	885	(646)

Net income (loss)	(728,103)	(4,513,752)	(1,221,572)	(1,283,093)

Net income (loss) attributable to non-controlling interest	269,932	(248,609)	79,981	(65,543)

Net income (loss) attributable to common shares	$(998,035)	$(4,265,143)	$(1,301,553)	$(1,217,550)

Weighted average common shares outstanding – basic	22,245,762	22,072,000	22,137,326	22,072,000

Losses per share – basic	(0.04)	(0.19)	(0.06)	(0.06)

Weighted average common shares outstanding – diluted	22,245,762	22,072,000	22,137,326	22,072,000

Losses per shares – diluted	(0.04)	(0.19)	(0.06)	(0.06)

Other comprehensive income:
Translation adjustment	2,232,841	(194,471)	270,344	8,346
Comprehensive income (loss)	1,504,738	(4,708,223	(951,228)	(1,274,747)
Comprehensive income (loss) attributable to non-controlling interest	397,073	(250,033)	103,996	(64,179)

Comprehensive income attributable to common shares	$1,107,665	$(4,458,190)	$(1,055,224)	$(1,210,568)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents)
(In U.S. Dollars)

	Nine Months Ended September 30,
	2008	2009
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	$(728,103)	$(4,513,752)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,417,240	1,219,618
Inventory provision	55,884	568,265
Loss on disposing assets	-	30,487
Share-based compensation	427,378	301,480
Deferred tax asset	-	28,485
Changes in operating assets and liabilities:
Accounts receivable	(4,963,204)	(3,294,841)
Inventory	(2,045,807)	(2,953,544)
Other receivables	69,051	110,788
VAT recoverable	403,225	(256,989)
Prepayments and other assets	(443,110)	(371,720)
Accounts payable	209,445	238,456
Accruals and other payable	(1,411,569)	(64,672)
Advance from customers	244,442	(11,404)
Accrued interest payable to related parties	-	57,103
Taxes payable	3,355	(17,492)

Net cash used in operating activities	(6,761,773)	(8,929,732)

Cash flows from investing activities:
Purchase of fixed assets	(3,336,543)	(87,631)
Purchase of marketable securities	(41,126)	-
Due to related parties	(101,478)	-
Proceeds form disposal of fixed assets	-	29,152

Net cash used in investing activities	(3,479,147)	(58,479)

Cash flows from financing activities:
Stock repurchase	(242,870)	-
Due to related parties	(1,108,264)	(800,912)
Capital infused by minority interest in North Diamond	737,500
Proceeds from short-term bank facilities	4,292,521	8,741,354
Restricted cash pledged for import facilities	-	(4,340,769)
Research funding advanced	72,995	-

Net cash received from financing activities	3,751,882	3,599,673

Effect of changes in foreign exchange rates	1,608,514	(187,961)

Net increase (decrease) in cash and cash equivalents	(4,880,524)	(5,576,499)

Cash and cash equivalents, beginning of the period	16,250,727	15,024,363

Cash and cash equivalents, end of the period	$11,370,203	$9,447,864

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